                                                                Exhibit 2.3

                             INTELLECTUAL PROPERTY
                        ASSIGNMENT AND LICENSE AGREEMENT

    THIS INTELLECTUAL PROPERTY ASSIGNMENT AND LICENSE AGREEMENT ("Agreement"),
dated as of this      day of December, 1997, is made by and between Raytheon
Company, a Delaware corporation having a place of business at Lexington, Massachusetts (hereinafter "Raytheon") and Raytheon Semiconductor, Inc., a Delaware corporation having a place of business at Mountain View, California (hereinafter "Company").

    WHEREAS, Company is engaged in the manufacture and sale of silicon semiconductor devices at its facilities in Mountain View and San Diego California which business is the same business previously conducted by the Semiconductor Division of Raytheon in said locations during the period from January 1, 1995 to the incorporation of the Company (the "Semiconductor Division Business");

    WHEREAS, Raytheon and Company are parties to an Acquisition Agreement dated
November 25, 1997, as amended on December   , 1997, which provides for the
sale of Company to Fairchild Semiconductor Company, Inc. (the "Purchase Agreement");

    WHEREAS, Raytheon owns certain other Intellectual Property rights used in the Semiconductor Business which are to be assigned and transferred to Company and licensed back to Raytheon;

    WHEREAS, Raytheon owns various Intellectual Property rights used exclusively in the Semiconductor Division Business which are to be assigned and transferred to the Company;

    WHEREAS, Raytheon owns certain other Intellectual Property rights used in the Semiconductor Division Business which are to be licensed to Company;

    WHEREAS, Company and Raytheon wish to provide for the above referenced assignments and licenses under the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the parties hereby agree as follows:

1.  DEFINITIONS OF TERMS USED IN THIS AGREEMENT

    As used herein the following terms shall have the following respective meanings:

1.1 "COMPANY PATENTS" means Patents which (a) at Closing are owned by Raytheon or were developed by a Raytheon employee or consultant and are assignable to Raytheon, (b) are used or have been used exclusively by the Semiconductor Division Business and (c) are used or have been used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.2 "COMPANY INVENTION DISCLOSURES" means Invention Disclosures which (a) at Closing are owned by Raytheon or were developed by a Raytheon employee or consultant and are assignable to Raytheon, (b) are used or have been used exclusively by the Semiconductor Division Business and (c) are used or have been used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.3 "COMPANY TRADEMARKS" means Trademarks which (a) at Closing are owned by Raytheon, (b) are used or have been used exclusively by the Semiconductor Division Business and (c) are used or have been used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.4 "COMPANY COPYRIGHTS" means Copyrights which (a) at Closing are owned by Raytheon or were developed by a Raytheon employee or consultant and are assignable to Raytheon, (b) are used exclusively by the Semiconductor Division Business and (c) are used or have been used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.5 "COMPANY MASK WORKS" means Mask Works which (a) at Closing are owned by Raytheon or were developed by a Raytheon employee or consultant and are assignable to Raytheon, (b) are used exclusively by the Semiconductor Division Business and (c) are used or have been used in the manufacture, design, development, and/or sale of silicon semiconductor devices.

1.6 "COMPANY KNOW-HOW" means Know-How which (a) at Closing is owned by Raytheon,
    (b) is used or has been used exclusively by the Semiconductor Division Business and (c) is used or has been used in the manufacture, design, development, and/or sale of silicon semiconductor devices..

1.7 "COMPANY IP" means Company Patents, Company Invention Disclosures, Company Trademarks, Company Copyrights, Company Mask Works and Company Know-How.

1.8 "RAYTHEON PATENTS" means the Patents, other than Company Patents, which at Closing are owned by Raytheon and are used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.9 "RAYTHEON COPYRIGHTS" means Copyrights, other than Company Copyrights, which at Closing are owned by Raytheon and are used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.10 "RAYTHEON MASK WORKS" means Mask Works, other than Company Mask Works, which at Closing are owned by Raytheon and are used in the manufacture, design, development, and/or sale of silicon semiconductor devices.

1.11 "RAYTHEON LICENSED KNOW-HOW" means Know-How, other than Company Know-How, which at Closing is owned by Raytheon and is used in the manufacture, design development, and/or sale of silicon semiconductor devices.

1.12 "RAYTHEON RESTRICTED LICENSED KNOW-HOW" means Raytheon Licensed Know-How which is either (a) disclosed in written or other tangible form with appropriate markings indicating its confidential status or (b) disclosed orally, if identified as confidential by Raytheon at the time of initial disclosure and thereafter summarized and confirmed in written or other tangible form by Raytheon with appropriate markings indicating its confidential status, which summary must be provided to Company within thirty (30) days of the initial disclosure. Raytheon Restricted Licensed Know-How shall not include information which (a) is developed by the Company independently of receipt from Raytheon; (b) is or becomes publicly known other than through the fault or negligence of the Company or of any party receiving the subject information from Company; or (c) is rightfully obtained by Company free of confidentiality restrictions from a third party having the lawful right to disclose same and who did not receive such information directly or indirectly from Raytheon.

1.13 "RAYTHEON NON-RESTRICTED LICENSED KNOW-HOW" means Raytheon Licensed Know-How other than Raytheon Restricted Licensed Know-How.

1.14 "LICENSED PRODUCTS" means silicon semiconductor devices.

1.15 Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

2.   ASSIGNMENT BY RAYTHEON

2.1 COMPANY IP--Subject to Sections 2.4, 3.6, 3.7 and 4.5 below, Raytheon hereby assigns and transfers to Company all right, title and interest of Raytheon to and under the Company IP, including the right to sue for pre-Closing infringement by any party other than an Affiliate of Raytheon.

2.2 DOCUMENTATION--Raytheon will execute and deliver any deeds, bills of sale, assignments or assurances and take and do any other actions and things reasonably necessary to vest in Company, and/or to perfect or confirm Company's rights in, any and all right, title and interest in, to and under any of the Company IP.

2.3 PRE-EXISTING RIGHTS--Company acknowledges that the Company IP assigned pursuant to this Agreement may be subject to certain pre-existing rights or licenses which may have previously been granted to, or acquired by, the United States Government or other third parties. Any such pre-existing rights and licenses which affect the Semiconductor Division Business as conducted by Raytheon as of the Closing Date are listed in Schedule 3.5(c) of the Purchase Agreement.

2.4 TRADEMARKS--Except as otherwise set forth in Section 5.7 of the Purchase Agreement, no Trademarks are being licensed or sublicensed pursuant to this Agreement.

3.  LICENSES AND SUBLICENSES

3.1 RAYTHEON PATENTS, RAYTHEON COPYRIGHTS AND RAYTHEON MASK WORKS--Except as provided in Section 5.7 of the Purchase Agreement with respect to the use of names and marks, Raytheon grants to Company a non-exclusive, worldwide, royalty free, fully paid-up, non-transferable (except as provided in Section
    3.4 and 3.5 below) license under the Raytheon Patents, Raytheon Copyrights, and Raytheon Mask Works to use, sell, offer for sale, have sold, import, export, make and have made Licensed Products, provided, however, Raytheon shall not grant any license to a third party under the Raytheon Patents, Raytheon Copyrights or Raytheon Mask Works, to use, sell, offer for sale, have sold, import, export, make or have made Licensed Products unless such third party license is part of a cross-licensing agreement entered into in settlement of a bona fide infringement claim of one or more of the third party's Patents, Copyrights or Mask Works made against Raytheon, Affiliates of Raytheon, their successors in interest and/or their customers, agents and distributors in connection with any product manufactured or sold by Raytheon or any Affiliate of Raytheon, or any service provided by Raytheon or any Affiliate of Raytheon, and except as necessary to settle any infringement claim which is subject to Section 5.11 of the Purchase Agreement. The aforementioned right to license the Raytheon Patents is limited to settlement of a patent infringement suit. The aforementioned right to license the Raytheon Copyrights is limited to settlement of a Copyright infringement suit. The aforementioned right to license the Raytheon Mask Works is limited to settlement of a Mask Work infringement suit.

3.2 RAYTHEON RESTRICTED LICENSED KNOW-HOW--Raytheon grants to Company a non-exclusive, worldwide, royalty free, fully paid-up, non-transferable (except as provided in Sections 3.4 and 3.5 below) license under Raytheon Restricted Licensed Know-How to use, sell, offer for sale, have sold, import, export, make and have made Licensed Products, provided, however, Raytheon will not for a period of ten (10) years from the Closing Date grant a license to any third party under Raytheon Restricted Licensed Know-How to use, sell, offer for sale, have sold, import, export, make or have made Licensed Products.

3.3 RAYTHEON NON-RESTRICTED LICENSED KNOW-HOW--Raytheon grants to Company a non-exclusive, royalty free, fully paid-up, license under Raytheon Non-Restricted Licensed Know-How, provided, however, Raytheon will not for a period of ten (10) years from the Closing Date grant a license to any third party under Raytheon Non-Restricted Licensed Know-How to use, sell, offer for sale, have sold, import, export, make or have made Licensed Products.

3.4 SUBLICENSING--The licenses granted to Company under Sections 3.1, 3.2, and
    3.3 above include the right to grant sublicenses to third parties, provided that any such sublicensee agrees in writing to be bound by all applicable provisions of this Agreement in the same way as and to the extent to which Company is bound.

3.5 TRANSFERABILITY--The licenses granted to Company under Sections 3.1 and 3.2 above are not transferable by Company except in the case of a reorganization, merger or transfer in which the Semiconductor Division Business is sold or transferred by the Company to a third party, or to an Affiliate.

3.6 LICENSE TO RAYTHEON. Company hereby grants to Raytheon and Affiliates of Raytheon, a nonexclusive, irrevocable, worldwide, royalty free, fully paid-up, nontransferable (except as otherwise provided below or in Section
    5.6 of this Agreement) license, including the right to sublicense, under (i) the patents listed in Exhibit 1 hereto, including any other patents (such as reissues or foreign counterparts) derived therefrom; (ii) the patent applications listed in Exhibit 1 hereto, including all continuation, continuation-in-part, divisional, reissue and similar applications which are derived from any of the aforementioned patent applications, and (iii) any patents issuing from the patent applications which are the subject of subpart (ii) above, to make, have made, use, sell, offer for sale, distribute, export and import products which are not Licensed Products and to perform or have performed services which do not involve the development or manufacture of Licensed Products, including the right to reproduce and distribute copyrighted material and to make derivative works therefrom as necessary in connection with the exercise of the license in this Section 3.6. However, Raytheon and Affiliates of Raytheon are also licensed on the same basis described above in this Section
    3.6 to make, have made, use, sell, offer for sale, distribute, export and import products which are either systems or subassemblies of systems and which are claimed in Company IP listed in Exhibit 1 (including the right to perform related services in connection with such products on the same basis described above in this Section 3.6) wherein the system or subassembly incorporates one or more Licensed Products if, and only if, the Licensed Products (i.e., silicon semiconductor devices) (i) are purchased from Company or any Affiliate of Company (as defined in the Purchase Agreement) or (ii) are not available to Raytheon and Affiliates of Raytheon from Company or an Affiliate of Company in required quantities and under reasonable and competitive terms and conditions; and provided, however, that the system or subassembly were not manufactured, sold or under development by or for Company or the Semiconductor Division Business on or prior to the Closing Date. The rights and licenses granted under Section 3.6 are not assignable except as otherwise provided in Section 5.6 of this Agreement, or to any successor in interest (whether by sale, merger, consolidation or otherwise) to all or substantially all of the business to which the license applies.

4.  CONFIDENTIALITY

4.1 GENERAL COMPANY--Subject to the conditions set forth herein, Company agrees to hold in confidence and not to divulge, in whole or in part, to any third party (except in confidence to those of its employees and agents who require knowledge of the same and except as otherwise provided below) any Raytheon Restricted Licensed Know-How (including information contained in unpublished patent applications or patent disclosures) disclosed to it pursuant to and in accordance with this Agreement, and further agrees not to use any such Raytheon Restricted Licensed Know-How except for the purposes expressly authorized under Section 3.2 above. Company's obligations hereunder with regard to any such Raytheon Restricted Licensed Know-How shall in any event expire ten (10) years from the date of receipt.

4.2

4.2.1 Raytheon shall, and shall use reasonable efforts to cause its Affiliates and their respective directors, officers, employees, agents and representatives ("Raytheon Representatives") to, hold in strict confidence and not to use any Company Know-How in its possession or control except as otherwise provided below. Notwithstanding the foregoing, Raytheon and Raytheon Representatives may use and disclose such information for audit, accounting and tax purposes, and for purposes of fulfilling disclosure and reporting obligations but only to the extent as in the opinion of Raytheon's counsel is required by law or regulation and also for such other purposes as may be expressly authorized by this Agreement or by the Acquisition Agreement.

4.2.2 Raytheon shall not, and shall use reasonable efforts to cause the Raytheon Representatives not to, release or otherwise disclose such Company Know-How to any third party except Raytheon Representatives who have a need to know such and except as necessary for the purposes authorized above provided that any such authorized recipient shall be bound by appropriate obligations of confidentiality which are consistent with those contained in this Section 4.2 except that provided in the case of disclosure required by law or regulation the disclosure may be made pursuant to the protection afforded to confidential information under the applicable law or regulation.

4.2.3 Raytheon shall, and shall use reasonable efforts to cause the Raytheon Representatives, to protect any such Company Know-How to prevent the unauthorized use, disclosure, or publication of such Company Know-How. The restrictions set forth above in this Section 4.2 shall not apply (a) to the extent that disclosure is compelled by judicial or administrative process, or in the opinion of Raytheon's counsel, by other requirements of law, or (b) to any information which Raytheon can show was (i) publicly available prior to the Closing Date or thereafter becomes publicly available without any violation of this Agreement on the part of Raytheon or the Raytheon Representatives or (ii) became available to Raytheon or to any Raytheon Representative from a Person other than Company, who, to the best of Raytheon's knowledge, was not subject to any continuing legally binding obligation to Company to keep such information confidential, (iii) was disclosed to others without restriction by Company or by any party who received such Company Know-How from Company, or (iv) was independently developed by any Raytheon Representative without use of or reliance on Company Know-How.

4.2.4 Raytheon's obligation under this Section 4.2 shall in any event expire ten years from the Closing Date. Raytheon's obligations under this Section 4.2 with respect to the protection of Company Know-How shall be to use the same degree of care, but no less than reasonable care, to prevent the unauthorized use or disclosure of such Company Know-How as it uses with respect to the protection of its own information of like importance, and in no event shall Raytheon or Raytheon Representatives be liable for (i) inadvertent disclosure provided that the aforementioned degree of care has been used and provided that, upon discovery of any such inadvertent disclosure, Raytheon shall endeavor to prevent any further inadvertent disclosure or (ii) for any special, indirect, consequential, incidental, multiple or punitive damages.

4.3 COMPELLED DISCLOSURE--Should the Company be faced with legal action or a requirement under Government regulations to disclose Raytheon Restricted Licensed Know-How which is subject to the confidentiality obligations under
    Section 4.1 above, the Company shall forthwith notify Raytheon, and, upon the request and at the expense of Raytheon, shall cooperate with the Raytheon in contesting such a disclosure. Except in connection with failure to discharge responsibilities set forth in the preceding sentence, neither party shall be liable in damages for any disclosures legally required pursuant to judicial action or Government regulations.

4.4 PERMITTED DISCLOSURES--Notwithstanding anything in the foregoing to the contrary, the Company may disclose Raytheon Restricted Licensed Know-How information or Raytheon Non-Restricted Licensed Know-How information to (i) third parties such as vendors, contractors, customers, auditors, insurers, counsel and the like as necessary in the ordinary course of business in connection with the exercise of the Company's rights under this Agreement,
    (ii) sublicensees or transferees pursuant to Sections 3.4 and 3.5, or (iii) third party manufacturers, provided that, in each case, such parties are subject to appropriate written obligations of confidentiality at least as restrictive as those contained herein.

4.5 CLASSIFIED INFORMATION--Company acknowledges that Raytheon Licensed Know-How and other Intellectual Property to be disclosed to Company pursuant to this Agreement and/or the Purchase Agreement may be considered as Classified Information by the United States Government and nothing in this Agreement or in the Purchase Agreement shall require Raytheon to disclose Classified Information to Company until such time as Company has received necessary clearances from the Unites States Government to receive same.

5.  MISCELLANEOUS PROVISIONS

5.1 PATENT COOPERATION--Raytheon agrees to make its employees reasonably available to Company, at the Company's expense, to assist and otherwise reasonably cooperate in the prosecution of all pending patent applications included within the Company Patents and in the preparation and prosecution of patent applications based on the Company Invention Disclosures, to execute any and all oaths, declarations, assignments, affidavits and any other papers in connection therewith necessary to perfect Company's rights therein, and to cooperate in the defense of the validity of the Company Patents. Such assistance and cooperation includes, but is not limited to, communicating to the Company, or to its successors, assigns and legal representatives, any facts known to the employee respecting the Invention and testifying in any legal proceedings, signing all lawful papers, executing divisionals, continuations, reissues and substitute applications and making all lawful oaths.

5.2 GOVERNING LAW--The interpretation and construction of this Agreement and all amendments hereof and waivers and consents hereunder shall, to the extent the particular subject matter is controlled by state law, be governed by and be construed in accordance with the substantive law of the Commonwealth of Massachusetts without regard to the conflicts of laws principles thereof, except that the United States Federal law shall govern any particular subject matter controlled thereby.

5.3 AMENDMENT OF AGREEMENT--No oral explanation or oral information be either party hereto or its representatives shall alter the meaning or interpretation of this Agreement. Except as otherwise expressly incorporated herein by reference, all prior proposals and/or understandings, either verbal or written, with regard to the subject matter of this Agreement are hereby canceled and this Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof. No modification, alteration, addition or change in the terms hereof shall be binding on either party other than as set forth on or subsequent to the date hereof in a written documents signed by a duly authorized representative of the party to be bound thereby.

5.4 NOTICES--All notices, requests and other communications to any party hereunder given or required to be given under this Agreement shall be effective only if in writing and delivered personally or mailed by first class registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties as follows:

    IF TO RAYTHEON:                        IF TO COMPANY:

    Raytheon Company                       Raytheon Semiconductor, Inc.
    141 Spring Street                      c/o Fairchild Semiconductor Corporation
    Lexington, Massachusetts 02173         333 Western Avenue
                                           Mail Stop 01-00
    Attention: Director of Licensing       South Portland, Maine 01406
    Telecopy: (781) 860-2626
                                           Attention: General Counsel
                                           Telecopy: (207) 761-6020



    or such other address as such party may hereafter specify in writing to the other party for the purpose by notice to the other party, provided that if time is of the essence, the communication shall be simultaneously sent by telecopier to the telecopy number set forth above.

5.5 NO WAIVER--Failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right to insist later on adherence thereto, or thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing in order to be effective.

5.6 SUCCESSORS AND ASSIGNMENT--This Agreement shall inure to the benefit of, and be binding upon, Raytheon and Company and may not be assigned in whole or in party by Company, without the prior written consent of Raytheon, and any such attempted assignment without such consent shall be null and void, except that this Agreement may be assigned, transferred or sublicensed to the extent permitted by Sections 3.4 and 3.5 above, provided that the assignee or sublicensee agrees in writing to be bound by all applicable provisions of this Agreement in the same way and to the same extent as Company is bound. Any such assignment by Company shall not relieve Company of its continuing obligations under Article 4 above. Raytheon shall have the unrestricted right to assign this Agreement to any successor to its business, transferee, or otherwise, subject to the rights and licenses that have been granted to the Company hereunder.

5.7 NO THIRD PARTY BENEFICIARIES--Nothing herein is intended to, or shall be construed to, confer upon any Person not a party hereto any rights or benefits hereunder.

5.8 COUNTERPARTS--This Agreement may be executed in two counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

5.9 SEVERABILITY--If any term or provision of this Agreement or the application thereof to any party hereto or set of circumstances shall, in any jurisdiction and to any extent, be finally held to be invalid or unenforceable, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances or in any other jurisdiction, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to providing the rights and obligations intended to be provided by the invalidated or unenforceable term or provision, and puts the parties in a position as nearly comparable as possible to the position they would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

5.10 NO FURTHER REQUIREMENTS--Raytheon shall not be required by anything contained in this Agreement to file in any country an application, mask work, registration, copyright or patent, or to secure any mask work registration, copyright or patent, or once having obtained a mask work registration, copyright or patent, to maintain the mask work registration, copyright or patent in force.

5.11 ASSUMPTION OF RISK--Except to the extent otherwise expressly provided to the contrary in the Purchase Agreement, Company assumes all risk and liability arising from its use of or reliance on Intellectual Property rights assigned or licensed to it by Raytheon pursuant to this Agreement.

5.12 NONASSETION. For the period of the Noncompete, Company agrees not to assert any Company IP against Raytheon, any Affiliate of Raytheon or their customers or distributors with respect to the performance, use, offer for sale, import, export, making (including making for Raytheon or an Affiliate of Raytheon by others on an OEM or subcontract basis) of any product of Raytheon or an Affiliate of Raytheon which is not a Licensed Product or of any service of Raytheon or an Affiliate of Raytheon which is not a foundry service for making Licensed Products, provided, however, that, in addition to the above and to any rights granted under Section 3.6 above, the Company shall not assert any Company IP which is listed in Exhibit 1 for the period of this agreement against Raytheon any Affiliate of Raytheon or their customers or distributors with respect to the performance, use, offer for sale, import, export, making (including making for Raytheon or an Affiliate of Raytheon by others on an OEM or subcontract basis) of any product of Raytheon or an Affiliate of Raytheon which is not a Licensed Product or of any service of Raytheon or an Affiliate of Raytheon which is not a foundry service for making Licensed Products.

5.13 DISCLAIMER OF WARRANTIES--Raytheon makes no representation, warranty or indemnification to Company pursuant to this Agreement. All representations, warranties and indemnifications, if any, made by Raytheon to Company regarding the subject matter of this Agreement shall be solely as set forth in the Purchase Agreement and without limiting the general applicability of the foregoing, nothing in this Agreement shall be construed as:

         (i) a warranty or representation by Raytheon or Company as to the validity or scope of any intellectual property rights;

        (ii) a warranty or representation by Raytheon or Company that any manufacture, sale, lease, import, use or other disposition of products or services after the Closing Date made pursuant to the intellectual property rights assigned, licensed or sublicensed hereunder will be free from infringement of intellectual property rights of third parties; or

       (iii) a requirement of Raytheon or Company to bring or prosecute actions or suits against third parties for infringement or misappropriate of any intellectual property rights assigned or licensed hereunder.

5.14 In the event that any third party infringes the Raytheon Patents, Raytheon Copyrights or Raytheon Mask Works in connection with Licensed Products and such infringement is on a commercial scale which causes detriment to Company's business, Raytheon shall give good faith consideration to any request from Company that Company be permitted to take action against such infringement provided that Raytheon does not, in its sole discretion, believe that such action is inconsistent with, or detrimental to, Raytheon's business interests. In the event that Raytheon elects to permit Company to take such action, Raytheon shall permit an action to be brought in its name to the extent required to bring the action and Raytheon shall have a right to participate in such action insofar as Raytheon has an interest and Company will not enter into any settlement agreement relating to the Raytheon Patents, Raytheon Copyrights and Raytheon Mask Works which would jeopardize the scope or validity of the Raytheon Patents, Raytheon Copyrights or Raytheon Mask Works without the express written consent of Raytheon.

                  [remainder of page intentionally left blank]

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its duly authorized representatives:


RAYTHEON COMPANY                   RAYTHEON SEMICONDUCTOR, INC.

BY:___________________________     BY:____________________________

Title:                             Title:

IP Assignment Agreement

                     EXHIBIT 1 TO THE INTELLECTUAL PROPERTY
                        ASSIGNMENT AND LICENSE AGREEMENT

                                          SUBJECT                            PRIORITY
CASE   CNTRY   STATUS      INVENTOR(S)     CODE             TITLE              DATE      PATENT   EXP DATE
-----  -----   -------   ---------------  ------- -------------------------  --------   --------  --------
34990   62        4      VINN 2             621   AUTO-ZERO AMP              JE1990       161166
36017   91        4      LEE D              620   LOGIC LEVEL COMPENSATOR    MY0393        56094
36017   92        4      KONDO A            620   LOGIC LEVEL COMPENSATOR    MY0393        56094
36017   93        4      BRYSON S           620   LOGIC LEVEL COMPENSATOR    MY0393        56094
36288   91        4      RITTER D           620   PROGRAMMABLE FILTERS       JL1894
36288   92        4      BEZZAM I           620   PROGRAMMABLE FILTERS       JL1894                DE0197
36716   20        4      BRYSON 3           620   DC-DC CONV CONTROLLER      JE2497     86108808
36716   91        4      BRYSON S           620   DC-DC CONV CONTROLLER      JE2696       672487   OC2597
36716   92        4      WONG T             620   DC-DC CONV CONTROLLER      JE2696       672487   OC2597
36716   93        4      LOMBARD B          620   DC-DC CONV CONTROLLER      JE2696       672487   OC2597
36718   91        4      RABY D             620   ADAPTIVE NOTCH FILTER      MY1496       649148   JE2697
36718   92        4      ELDON J            620   ADAPTIVE NOTCH FILTER      MY1496       649148
36789   91        4      STOICHITA I        620   LARGE SWING DOWN           SE3096       727818
                                                    CONVERTER
36865   91        4      BRYSON S                 PROGRAMMABLE STEP DOWN...
36864   91        4      ZHANG M ET AL            CMOS RAIL-TO-RAIL
                                                    INPUT/OUT
36918   91        4      BRYSON S           620   DUAL ADJ VOLTAGE           MY0597
                                                    REGULATOR
36919   91        4      RITTER D           620   PROGRAMMABLE ACTIVE        MY0597
                                                    FILTER
36919   92        4      BEZZAM I           620   PROGRAMMABLE ACTIVE        MY0597
                                                    FILTER
31839   24        7      CATE 2             630   ANALOG MULTIPLIER          MR1279      1113160   NO2498
31839   91        7      CATE T             630   ANALOG MULTIPLIER          AP0778      4247789   JA2798
31839   92        7      SCHMOOCK J         630   ANALOG MULTIPLIER          AP0778      4247789   JA2798
33055   91        7      GILL H             640   CURRENT SOURCE             DE2881      4437023   MR1301


                                          SUBJECT                            PRIORITY
CASE   CNTRY   STATUS      INVENTOR(S)     CODE             TITLE              DATE      PATENT   EXP DATE
-----  -----   -------   ---------------  ------- -------------------------  --------   --------  --------
33311   91        7      FLINK J            621   SLEW-ENHANCED GAIN STAGE   DE2388      4902984   FE2007
33311   92        7      VINN C             621   SLEW-ENHANCED GAIN STAGE   DE2388      4902984   FE2007
34990   91        7      VINN C             621   AUTO-ZERO AMP              JE1989      5061900   OC2908
34990   92        7      SEGARAM P          621   AUTO-ZERO AMP              JE1989      5061900   OC2908
35670   91        7      VINN C             620   TRACK AND HOLD CIRCUIT     JE2392      5315170   MY2411
35670   92        7      HANG P             620   TRACK AND HOLD CIRCUIT     JE2392      5315170   MY2411
35818   91        7      LEE D              860   ATE PIN DRIVER             MY0393      5377202   DE2711
35818   92        7      KONDO A            860   ATE PIN DRIVER             MY0393      5377202   DE2711
35818   93        7      BRYSON S           860   ATE PIN DRIVER             MY0393      5377202   DE2711
35861   91        7      VINN C             620   SLOW RATE BOOSTER          JA1293      5317281   MY3111
35861   92        7      HUANG Y            620   SLOW RATE BOOSTER          JA1293      5317281   MY3111
35875   91        7      SEREDA M           630   HIGH RESISTANCE BILAYER    AU1793      5494845   FE2713
35875   92        7      ZUBRYCKY Z         630   HIGH RESISTANCE BILAYER    AU1793      5494845   FE2713
35919   91        7      TANASE G           626   FUNCTION PROGRAMMABLE PMU  JA2693      5414352   MY0912
35968   91        7      ROHNER D           630   METALIZATION PROCESS       JL2291      5225040   JL0610
35993   91        7      NAYEBI M           620   RECIRCULATING VIDEO A/D    FE0394      5389929   FE1412
35993   92        7      HARTULAR A         620   RECIRCULATING VIDEO A/D    FE0394      5389929   FE1412
35994   91        7      ROSVOLD W          630   THIN FILM RESISTOR         JE2993      5468672   NO2112
36024   91        7      LEE D              620   PIN DRIVER AMPLIFIER       MY0393      5357211   OC1811
36024   92        7      KONDO A            620   PIN DRIVER AMPLIFIER       MY0393      5357211   OC1811
36024   93        7      BRYSON S           620   PIN DRIVER AMPLIFIER       MY0393      5357211   OC1811
36042   91        7      VERNON S           620   D/A CONVERTER SWITCH       JL1293      5339078   AU1611
36150   91        7      HSU D              620   DIGITAL PHASE DETECTOR     NO3093      5486867   JA2313
36150   92        7      WILLIAMS F         620   DIGITAL PHASE DETECTOR     NO3093      5486867   JA2313
36150   93        7      LIU W              620   DIGITAL PHASE DETECTOR     NO3093      5486867   JA2313
36190   91        7      KARDONTCHIK J      626   PHASE LOCKED LOOP          MY0294      5566204   OC1513
36190   92        7      MOY S              626   PHASE LOCKED LOOP          MY0294      5566204   OC1513
36190   93        7      GUEDJ J            626   PHASE LOCKED LOOP          MY0294      5566204   OC1513
36717   91        7      RABY D             620   COMB FILTER ARCHITECTURE   JE1396       664032
36192   91        7      KARDONTCHIK J      626   PHASE DELAY CIRCUIT        AP0894      5399995   MR2112
36192   92        7      MOY S              626   PHASE DELAY CIRCUIT        AP0894      5399995   MR2112
36298   91        7      RABY D             620   DECODER WITH PHASE CNTRL   SE0694      5526060   JE1113
36299   91        7      RABY D             620   CHROMA/LUMA SEPERATOR      SE0694      5424784

    STATUS CODES                       COUNTRY CODES
    -------------                      ---------------

 4   Pending Applications             20     TAIWAN
 7   Issued Patents                   24     CANADA
                                      62     JAPAN
                                      91-94  UNITED STATES